Exhibit 3.70

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “AURORA TECHNOLOGY DEVELOPMENT, LLC”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF DECEMBER, A.D. 2010, AT 11:41 O’ CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF FORMATION IS THE FIRST DAY OF JANUARY, A.D. 2011.

	/s/ Jeffrey W Bullock
4920510 8100	Jeffrey W Bullock, Secretary of State
	AUTHENTICATION:	8461216
101248627 You may verify this certificate online at corp. delaware. gov/authver. shtml	DATE:	12-30-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:43 AM 12/30/2010
FILED 11:41 AM 12/30/2010
SRV 101248627 - 4920510 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Aurora Technology Development, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Ste. 400 in the City of wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                               .”)

Fourth: (Insert any other matters the members determine to include herein.)

The effective date of this Certificate of Formation shall be January 1, 2011.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 30th day of December, 2010.

By:	/s/ Norton L. Travis
Authorized Person (s)

Name:	Norton L. Travis